CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-202203) of Chevron Corporation filed with the Securities and Exchange Commission, pertaining to the Chevron Employee Savings Investment Plan of our report dated June 22, 2016, with respect to the financial statements and supplemental schedules of Chevron Employee Savings Investment Plan included in the Annual Report (Form 11-K) as of December 31, 2015 and for the year then ended.

/s/ Morris Davis Chan & Tan LLP
Oakland, California
June 22, 2016